Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
2200 E. Golf Road
Des Plaines, IL 60016
Richard W. Gochnauer
President and Chief Executive Officer
or
Kathleen S. Dvorak
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 699-5000

FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS
FIRST QUARTER 2005 RESULTS

DES PLAINES, Ill., May 5, 2005 – United Stationers Inc. (NASDAQ: USTR) reported net sales for the first quarter ended March 31, 2005 of $1.1 billion, compared with sales of $1.0 billion for the first quarter of 2004.  Net income for the first quarter of 2005 was $27.0 million, compared with $23.4 million in the same period last year.  Diluted earnings per share for the first quarter of 2005 were $0.80, up 17.6% compared with $0.68 in the prior-year quarter.

First Quarter Results

Sales for the first quarter of 2005 rose $73.1 million, or 7.4%, versus the same quarter last year.  Sales grew in all product categories, with continued strong performance in janitorial and sanitation supplies and office furniture. In addition, cut-sheet paper and technology-related hardware were strong contributors to the growth in the quarter.  The overall growth rate in the quarter slowed during the last two weeks of March due to the timing of vacations linked to spring break, which occurred in the second quarter of last year.

Gross margin as a percent of sales for the first quarter declined slightly to 14.8%, compared with 14.9% for the prior-year quarter.  During the first quarter of 2005, gross margin was unfavorably affected by competitive sell-side pricing pressures, particularly within the technology category.  The decline was partially offset by the positive impact of buy-side price inflation in certain other product categories (which improved gross margin as the company sold through inventory purchased in advance of supplier price increases) and lower freight costs resulting from the company’s War on Waste (WOW) initiatives.

Operating expenses for the first quarter of 2005 were $111.7 million, or 10.5% of sales, compared with $108.2 million, or 10.9% of sales, in the same period last year.  Operating expenses in 2005 included additional costs for consulting expense to help accelerate the company’s efforts in global sourcing and legal/forensic accounting costs incurred early in the quarter related to the company’s review and investigation of its Canadian division.  These cost increases were offset by lower distribution payroll costs and the partial reversal of a reserve related to retirement benefits for certain former officers. The operating margin for the latest three months was 4.3%, compared with 4.0% in the same quarter last year.

Cash Flow and Debt Reduction

The company’s net cash provided by operating activities totaled $4.4 million for the first quarter of 2005, versus $4.1 million in the first quarter of 2004.  Adjusting to exclude the effects of receivables sold under the company’s securitization program, net cash provided by operating activities for the most recent quarter totaled $53.4 million, compared with $54.1 million in the first quarter of 2004.  On this adjusted basis, the 2005 results were impacted by higher earnings and a smaller reduction in working capital compared with 2004.  Net capital spending in the first quarter of 2005 was $7.3 million, which included significant expenditures related to our information technology systems and infrastructure.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this release.

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Outstanding debt totaled $18.6 million at March 31, 2005, down $1.2 million from March 31, 2004.  Outstanding debt plus securitization financing totaled $88.1 million at the quarter’s end, a decline of approximately $31.7 million during the past 12 months.  Earnings and proceeds from the exercise of stock options – partially offset by net capital spending, working capital requirements and share repurchases – contributed to lower debt levels.  Adjusted debt-to-total capitalization (including the securitization financing) was 10.4% at March 31, 2005, compared with 14.7% at this time last year.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this release.

Outlook

“Our first quarter sales growth reflects the success of our sales initiatives, as well as a stronger overall economy and the benefits of product price inflation,” explained Richard W. Gochnauer, president and chief executive officer.  “Our sales momentum remains strong through the first part of the second quarter.  This sales growth allows us to benefit from leveraging our fixed costs across a higher sales base.  In addition, we are aggressively implementing our WOW initiatives which are helping to lower our overall cost structure.  At the same time, we are continuing to invest in people, technology, infrastructure and marketing programs.

“We believe our investments in sales and cost-savings initiatives should help improve our operating margin in the future.  In addition, we continue to evaluate acquisition opportunities that are focused on increasing long-term profitability by extending our customer base and expanding our product offerings.  Our long-term financial goals include revenue increases that match or exceed the industry’s, and annual EPS growth of 12% to 15% – although the results in any given quarter may exceed or fall short of these goals based on changes in the economy or company-specific events,” Gochnauer concluded.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, May 6, at 10:00 a.m. CT, to discuss first quarter results. To participate, callers within the U.S. and Canada should dial (800) 599-9829 and international callers should dial (617) 847-8703 approximately 10 minutes before the presentation.  The passcode is “43613627.”  To listen to the Webcast via the Internet, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the Investor Information section of the Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature.  These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s ability to successfully procure and implement new information technology (IT) packages and systems, integrating them with and/or migrating from existing IT systems and platforms without business disruption or other unanticipated difficulties or costs; United’s ability to effectively integrate past and future acquisitions into its management, operations, financial and technology systems; United’s timely and efficient implementation of improved internal controls in response to conditions previously or subsequently identified at its Canadian division or elsewhere, in order to maintain an effective internal control environment in compliance with the Sarbanes-Oxley Act of 2002; the conduct and scope of the SEC’s informal inquiry relating to United’s Canadian division or any formal investigation that may arise from this, and the ultimate resolution of any inquiry or investigation; the outcome of, and any costs associated with the defense of legal proceedings pending against the company; United’s reliance on key suppliers and the impact of variability in their pricing, allowance programs and other terms, conditions and policies, such as those relating to geographic or product sourcing limitations, price protection terms and return rights; variability in supplier allowances and promotional incentives payable to the company, based on inventory purchase volumes, attainment of supplier-established growth hurdles, and supplier participation in the company’s annual and quarterly catalogs and other marketing programs, and the impact of these supplier allowances and promotional incentives on the company’s gross margins; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories; increases in customers’ purchases directly from product manufacturers; United’s ability to anticipate and respond to changes in end-user demand and to effectively manage levels of any excess or obsolete inventory; the impact of variability in customer demand on United’s product offerings and sales mix and, in turn, on customer rebates payable, and supplier allowances earned, by the company and on United’s gross margin; reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; uncertainties related to any new regulations applicable to the company, including any new rulemaking by the SEC; acts of terrorism or war; and prevailing economic conditions and changes affecting the business products industry and the general economy.

Company Overview

United Stationers Inc., with 2004 sales of $4.0 billion, is North America’s largest broad line wholesale distributor of business products.  Its integrated computer-based distribution systems make more than 40,000 items available to approximately 15,000 reseller customers. United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on The NASDAQ Stock Market® under the symbol USTR.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2005	2004

Net sales	$1,060,943	$987,866
Cost of goods sold	903,958	840,283
Gross profit	156,985	147,583

Operating expenses:
Warehousing, marketing and administrative expenses	111,710	108,245

Income from operations	45,275	39,338

Interest expense, net	719	629

Other expense, net	1,087	465

Income before income taxes	43,469	38,244

Income tax expense	16,477	14,865

Net income	$26,992	$23,379

Net income per common share – diluted:

Net income per common share – diluted	$0.80	$0.68

Weighted average number of common shares outstanding – diluted	33,807	34,461

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of March 31,		As of
	2005	2004	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$17,947	$16,723	$15,719
Accounts receivable, net	129,368	154,568	178,644
Retained interest in receivables sold, net*	308,585	229,059	227,807
Inventories	578,949	495,689	608,549
Other current assets	20,571	25,708	18,623
Total current assets	1,055,420	921,747	1,049,342

Property, plant and equipment, net	150,963	153,328	151,848
Goodwill, net	184,161	182,327	184,222
Other	24,617	25,454	21,828
Total assets	$1,415,161	$1,282,856	$1,407,240

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$397,208	$349,674	$402,794
Accrued liabilities	146,057	125,238	140,558
Deferred credits	29,699	28,342	47,518
Total current liabilities	572,964	503,254	590,870

Deferred income taxes	20,963	21,465	20,311
Long-term debt	18,600	19,800	18,000
Other long-term liabilities	42,949	44,755	46,856
Total liabilities	655,476	589,274	676,037

Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued – 37,217,814 shares in 2005 and 2004	3,722	3,722	3,722
Additional paid-in capital	337,537	330,142	337,192
Treasury stock, at cost – 4,030,113 shares and 3,369,659 shares at March 31, 2005 and 2004, respectively and 4,076,432 shares at December 31, 2004	(118,595)	(85,515)	(119,435)
Retained earnings	547,600	454,016	520,608
Accumulated other comprehensive loss	(10,579)	(8,783)	(10,884)
Total stockholders’ equity	759,685	693,582	731,203
Total liabilities and stockholders’ equity	$1,415,161	$1,282,856	$1,407,240

*          The March 31, 2005 and 2004 and December 31, 2004 accounts receivable balances do not include $69.5 million, $100.0 million and $118.5 million, respectively, of accounts receivable sold through a securitization program.

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2005	2004
Cash Flows From Operating Activities:
Net income	$26,992	$23,379
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,059	6,973
Amortization of capitalized financing costs	159	180
Gain on the disposition of plant, property and equipment	(2)	(528)
Write down of assets held for sale	—	300
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	49,328	40,760
Increase in retained interest in receivables sold, net	(80,778)	(75,337)
Decrease in inventory	29,740	44,074
Increase in other assets	(5,706)	(636)
Decrease in accounts payable	(5,525)	(8,268)
Increase (decrease) in accrued liabilities	4,167	(10,240)
Decrease in deferred credits	(17,819)	(16,525)
Increase (decrease) in deferred taxes	652	(159)
(Decrease) increase in other liabilities	(3,906)	104
Net cash provided by operating activities	4,361	4,077

Cash Flows From Investing Activities:
Capital expenditures	(4,028)	(2,358)
Proceeds from the disposition of property, plant and equipment	—	4,702
Net cash (used in) provided by investing activities	(4,028)	2,344

Cash Flows From Financing Activities:
Net borrowings under revolver	600	2,500
Issuance of treasury stock	1,531	595
Acquisition of treasury stock, at cost	—	(2,926)
Payment of employee withholding tax related to stock option exercises	(266)	(86)
Net cash provided by financing activities	1,865	83

Effect of exchange rate changes on cash and cash equivalents	30	(88)
Net change in cash and cash equivalents	2,228	6,416
Cash and cash equivalents, beginning of period	15,719	10,307
Cash and cash equivalents, end of period	$17,947	$16,723

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt to Total Capitalization

(dollars in thousands)

	March 31,
	2005	2004	Change
Long-term debt	$18,600	$19,800	$(1,200)
Accounts receivable sold	69,500	100,000	(30,500)
Total debt and securitization (adjusted debt)	88,100	119,800	(31,700)
Stockholders’ equity	759,685	693,582	66,103
Total capitalization	$847,785	$813,382	$34,403

Adjusted debt to total capitalization	10.4%	14.7%	(4.3)%

Note: Adjusted debt to total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the Company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the Company considers accounts receivables sold to be a financing mechanism. The Company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt to total capitalization on that basis.

Net Capital Spending

(in thousands)

	For the Three Months Ended March 31,		Forecast Year Ending
	2005	2004	Dec. 31, 2005
Capital expenditures	$4,028	$2,358	N/A
Proceeds from the disposition of property, plant and equipment	—	(4,702)	N/A

Net cash used in (provided by) investing activities	4,028	(2,344)	N/A
Capitalized software	3,238	686	N/A

Net capital spending	$7,266	$1,658	$30,000

Note: Net capital spending is provided as an additional measure of investing activities.  The Company’s accounting policy is to include capitalized software in “Other Assets.”  Generally Accepted Accounting Principles require that “Other Assets” be included on the cash flow statements under the caption “Net Cash Provided by Operating Activities.”  Internally, the Company measures cash used in investing activities including capitalized software. The Company believes that it is helpful to provide readers of its financial statements with this same information.

Adjusted Cash Flow

(in thousands)

	For the Three Months Ended March 31,
	2005	2004
Cash Flows From Operating Activities:
Net cash provided by operating activities	$4,361	$4,077
Excluding the change in accounts receivable sold	49,000	50,000
Net cash provided by operating activities excluding the effects of receivables sold	$53,361	$54,077

Cash Flows From Financing Activities:
Net cash provided by financing activities	$1,865	$83
Including the change in accounts receivable sold	(49,000)	(50,000)
Net cash used in financing activities including the effects of receivables sold	$(47,135)	$(49,917)

Note: Adjusted cash provided by operating activities is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the Company’s receivables securitization program be reflected within operating cash flows. Internally, the Company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The Company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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